Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2010, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED NOVEMBER 5, 2010
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 5, 2010
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2010 amounted to $17,748,000 compared with $9,882,000 for the third quarter of 2009. Unaudited consolidated net income for the first nine months of 2010 was $61,345,000 compared with $42,771,000 for the first nine months of 2009. The 2010 figures included realized after-tax net investment gains of $2,600,000 for the third quarter and $2,432,000 for the first nine months. No investment gains or losses were realized in the 2009 periods.
     Consolidated earnings before realized net investment gains improved for each of the 2010 periods due mainly to a reduction in operating expenses of Wesco’s CORT furniture rental business as well as increased investment income of Wesco’s insurance businesses. The operations of CORT and Precision Steel, although improved, continue to reflect the effects of weak economic conditions.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$(2,421)	$(2,035)	$1,578	$1,074
Investment income	15,200	12,284	46,668	42,322
CORT furniture rental business	2,936	18	11,339	592
Precision Steel businesses	69	(186)	306	(859)
Other	(636)	(199)	(978)	(358)
Realized net investment gains	2,600	—	2,432	—

Consolidated net income	$17,748	$9,882	$61,345	$42,771

Per share	$2.49	$1.39	$8.61	$6.01

     Wesco’s Form 10-Q for the quarter ended September 30, 2010 was filed electronically with the Securities and Exchange Commission today, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q contains unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

     On September 1, 2010, Wesco’s Board of Directors received a formal written proposal from Berkshire Hathaway Inc. (“Berkshire”) to acquire the remaining 19.9% of the shares of Wesco’s common stock that it does not presently own in exchange for shares of Berkshire’s Class B common stock and/or cash at the election of the shareholder (the “Berkshire proposal”). In response, Wesco’s Board of Directors has formed a special committee of independent directors (the “Special Committee”), which is evaluating the Berkshire proposal with the assistance of financial and legal advisors. There can be no assurance that an agreement on terms satisfactory to the Special Committee or Wesco’s Board of Directors will result or that any transaction will be completed. Reference is made to a Current Report on Form 8-K filed by Wesco with the Securities and Exchange Commission on September 2, 2010, for a press release filed by Wesco in connection with the Berkshire proposal.
     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
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